SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
               ---------------------------------------------



                                  FORM 8-K

                               CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15 (d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
               ---------------------------------------------

                      DATE OF REPORT: MARCH 27, 2003
              DATE OF EARLIEST EVENT REPORTED: MARCH 25, 2003

                     ALPHASTAR INSURANCE GROUP LIMITED
           (Exact name of registrant as specified in its charter)

Bermuda                          000-23427                 NOT APPLICABLE
(State or other           (Commission File Number)        (I.R.S. Employer
jurisdiction of                                        Identification Number)
incorporation or
   organization)
                         VICTORIA HALL, THIRD FLOOR
                             11 VICTORIA STREET
                          HAMILTON, HM 11, BERMUDA
                  (Address of principal executive offices)



REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (441) 295-7556

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Item 5.   Other Items.

On March 25, 2003, the Company issued the following press release:

 ALPHASTAR INSURANCE GROUP ANNOUNCES AGREEMENT TO SELL ITS REALM NATIONAL AND
                          WORLD TRADE SUBSIDIARIES


Hamilton, Bermuda - March 25, 2003: AlphaStar Insurance Group Limited (NASDAQ - ASIG) reported today that it has entered into a definitive agreement to sell three subsidiaries to an affiliate of American Insurance Managers, Inc., of Atlanta, Georgia ("AIM"). The subsidiaries being sold pursuant to the agreement are Realm National Insurance Company ("RNIC"), a New York-domiciled property-casualty insurer; World Trade Services, Inc. ("WTS"), a managing general agency headquartered in New York; and Stirling Cooke New York Insurance Agency Services, Inc., doing business as World Trade Services.

The purchase price, which is subject to potential adjustment, will be based on the GAAP shareholder's equity of RNIC at December 31, 2002, which will be determined in the near future. The Company expects that the ultimate purchase price will be approximately $9,000,000.

Pursuant to the agreement, and subject to its terms and conditions, AIM or an affiliate has agreed to make two separate down-payments in the form of a loan, the latter no later than May 2, 2003, at which time additional purchase consideration in the form of a letter of credit is to be deposited in an escrow account for the benefit of Stirling Cooke North American Holdings Ltd. ("SCNAH"), an AlphaStar subsidiary that owns the equity interest in the subsidiaries being sold. Upon receipt of the loan and the letter of credit (which, together with a loan previously made to AlphaStar by an affiliate of AIM, will total approximately 75% of the total purchase price) and subject to other conditions precedent, including a capital contribution to RNIC by AIM or its affiliate, RNIC will undertake to write a workers compensation insurance program to be produced by AIM. If the required payments are not made, either party may terminate the agreement. The agreement is also subject to regulatory approval of a recovery plan to be submitted by RNIC under the Risk Based Capital guidelines of the National Association of Insurance Commissioners, as well as other customary conditions.

The remainder of the purchase price is to be paid into the escrow account subsequent to May 1 pursuant to a formula. The agreement provides that the loan is to be forgiven, and the letter of credit and all subsequent payments of purchase consideration turned over to SCNAH, no later than July 31, 2003.

The transfer of control of RNIC is subject to the prior approval of the State of New York Insurance Department of an application to be submitted by the buyer. Until such approval, AlphaStar will continue to own all of the stock of RNIC and WTS, and RNIC's management and Board of Directors will continue to maintain operating control of its underwriting, claims, and all other functional areas of the company.

In October, 2002, AlphaStar and AIM entered into a non-binding letter of intent outlining a similar transaction. Events occurring subsequent to the signing of that letter resulted in disputes between the parties. Pursuant to the agreement being announced herewith, all disputes relating to those events will be resolved upon the initial funding of the purchase price, and issuance of coverage, discussed above.

Stephen A. Crane, Chairman, President & Chief Executive Officer of AlphaStar, stated, "We are pleased to have reached an agreement that offers fair value to AlphaStar and its shareholders for these assets. In light of the Company's fragile financial health, we will not be able to provide Realm National and World Trade Services with the financial support they will need to grow and achieve significant profitability. As a result, our Board has decided that the best strategy for safeguarding the financial integrity of the Company and preserving value for shareholders is to effect a sale of these operating companies and pursue alternatives for realizing the value of other assets.

"The AlphaStar Board is also pleased to note that the actions stipulated in the agreement will result in the enhancement of the capital and capacity of RNIC and WTS, and therefore create greater security for RNIC's policyholders and increased opportunity for the employees of both companies," Mr. Crane concluded.

A company spokesman added that AlphaStar has still not received a decision in the U.K. court case between certain London subsidiaries of the Company and Sphere Drake Insurance Holdings Limited. The spokesman added that the outcome of that case may have a significant bearing on the value that can be achieved on behalf of shareholders.

AlphaStar Insurance Group Limited is a Bermuda-domiciled holding company with operating subsidiaries in the United States and United Kingdom. Among its subsidiaries are a property-casualty insurance company, managing general agencies, and reinsurance intermediaries.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act 1995 and other related laws, and include, but are not limited to, those statements relating to the Company's beliefs, expectations, and estimates. While the Company believes such statements are reasonable, the actual results could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to, the factors set forth above, as well as the conditions in the workers compensation market, the availability of reinsurance, competition, costs and outcomes of legal proceedings, regulation and other factors. The cautionary statements contained in Exhibit 99 to the Company's Form 10-Q for the quarter ended September 30, 2002 are incorporated herein by reference.

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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:   March 27, 2003

                                    ALPHASTAR INSURANCE GROUP LIMITED

                                    By:      /s/ Stephen A. Crane
                                       ---------------------------------
                                            Stephen A. Crane
                                            Chairman, President &
                                            Chief Executive Officer